Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Gregory M. Swalwell Vice President, Finance (972) 233-1700
News Release

FOR IMMEDIATE RELEASE

KRONOS WORLDWIDE REPORTS FIRST QUARTER RESULTS

DALLAS, TEXAS…May 6, 2009…Kronos Worldwide, Inc. (NYSE:KRO) today reported a net loss for the first quarter of 2009 of $26.6 million, or $.54 per diluted share, compared with a net loss of $.4 million, or $.01 per diluted share, in the first quarter of 2008.  Net sales of $248.0 million in the first quarter of 2009 were $84.5 million, or 25%, lower than the first quarter of 2008 due primarily to the reduced level of worldwide demand.  Comparability of the Company’s results was impacted by lower income from operations in the first quarter of 2009 resulting principally from lower sales volumes and higher manufacturing costs as a result of temporary plant curtailments during the first quarter.

The Company’s TiO2 segment loss (see description of non-GAAP information below) for the first quarter of 2009 was $24.9 million compared with segment profit of $11.7 million in the first quarter of 2008.  First quarter segment profit declined due to the negative effects of production curtailments, which resulted in significantly higher manufacturing costs per ton of pigment production.  Lower TiO2 sales volumes also had a negative impact on segment profit for the first quarter.  The decline in segment profit was partially offset by the positive effects of higher TiO2 selling prices, which were 5% higher in the first quarter of 2009 as compared to the first quarter of 2008, and the favorable effects of fluctuations in foreign currency exchange rates, which increased segment profit by approximately $28 million.  The table at the end of this press release shows how each of these items impacted the overall decrease in sales.

The Company’s first quarter 2009 TiO2 sales volumes decreased 24% from the first quarter of 2008, as a result of declining demand in all markets. The Company’s TiO2 production volumes were 52% lower in the first quarter of 2009 as compared to the first quarter of 2008, with operating rates at approximately 50% of capacity for the first quarter of 2009.  Finished goods inventories at March 31, 2009 were 28% below inventory levels of December 31, 2008 and comparable to inventory levels at the end of the first quarter of 2008.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said, “We lowered our production rates in the first quarter to reduce our finished goods inventories to an appropriate level necessary to meet current business requirements in each of our markets.  The lower production volumes significantly impacted cost of sales for unabsorbed fixed production costs.  We expect our production rates to significantly increase in the second quarter and the remainder of 2009, to match customer demand, including recent increases across our key market segments.  We anticipate the higher capacity utilization will significantly decrease our per unit fixed cost of production.  While the current economic downturn is negatively affecting all TiO2 producers, we believe the decrease in production capacity in the industry, through the closure of inefficient facilities and temporary production curtailments, will result in improved operating and financial performance.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses
•
Customer inventory levels (such as the extent to which our customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases)

•	Changes in raw material and other operating costs (such as energy costs)
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
•	Competitive products and substitute products
•	Customer and competitor strategies
•	Potential consolidation or solvency of our competitors
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts
•	The introduction of trade barriers
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar)
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions)
•	The timing and amounts of insurance recoveries
•	Our ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
•	The ultimate ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
•	Government laws and regulations and possible changes therein
•	The ultimate resolution of pending litigation
•	Possible future litigation

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit (loss), which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit (loss) provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit (loss) as income (loss) before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit (loss) include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months ended March 31,
	2008	2009

Net sales	$332.5	$248.0
Cost of sales	275.4	243.9

Gross margin	57.1	4.1

Selling, general and administrative expense	43.3	34.3
Other operating income (expense):
Currency transactions, net	(2.5)	5.3
Corporate expense	(1.6)	(1.4)

Income (loss) from operations	9.7	(26.3)

Other income (expense):
Trade interest income	.4	-
Interest expense	(10.6)	(9.7)

Loss before income taxes	(.5)	(36.0)

Income tax benefit	(.1)	(9.4)

Net loss	$(.4)	$(26.6)

Net loss per basic and diluted share	$(.01)	$(.54)

Basic and diluted weighted-average shares used in the calculation of net income per share	49.0	49.0

TiO2 data – metric tons in thousands:
Sales volumes	127	97
Production volumes	132	64

KRONOS WORLDWIDE, INC.

RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months ended March 31,
	2008	2009

Segment profit (loss)	$11.7	$(24.9)

Adjustments:
Trade interest income	(.4)	-
Corporate expense	(1.6)	(1.4)

Income (loss) from operations	$9.7	$(26.3)

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

	Three months ended March 31, 2009 vs. 2008
Percent change in sales:
TiO2 product pricing	5%
TiO2 sales volume	(24	) %
TiO2 product mix	(2	) %
Changes in foreign currency exchange rates	(4	) %

Total	(25	) %